Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 22, 2012, on the financial statements of the Central Cash Management Fund, one of a series of Investors Cash Trust, included in the Central Cash Management Fund Annual Report, dated March 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 26, 2012